AMENDED STEIN ROE
              RULE 12b-1 PLAN AND AGREEMENT

     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the ("Act"), this Rule 12b-1
Plan and Agreement, as amended (the "Plan") is hereby adopted by Stein Roe Advisor Trust (the "Trust") for each of the series and classes (the "Fund") identified in the attached Schedule A, by a majority of the trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "non-interested trustees"). For each fund, this Plan shall become effective on the date the registration statement of the applicable
Trust becomes effective for such Fund or such other date indicated in Schedule A.

     Section 1.  Fee.

(a) Each Fund having Class A, B or C shares shall pay to
    Liberty Funds Distributor, Inc. (f/k/a Liberty Financial Investments, Inc.) (the "Distributor"), a service fee calculated and paid monthly at the annual rate of 0.25 of 1.00% of the average net asset value of such shares. Each Fund having Class A shares shall pay to the Distributor a distribution fee calculated and paid monthly at the annual rate of 0.10 of 1.00% of the average net asset value of such shares. Each Fund having Class B or C shares shall pay to the Distributor a distribution fee calculated and paid monthly at the annual rate of 0.75 of 1.00% of the average net asset value of such shares during such month. Each Fund having Class K shares shall pay to the Distributor a distribution and/or service fee calculated and paid monthly at the annual rate of 0.25 of 1.00% of the average net asset value of such shares during such month.

(b) Such payment of servicing fees represents compensation for servicing the shares, including but not limited to relationship management, retirement plan enrollment meetings and costs associated with educational conferences and the preparation of educational materials. Such payment for distribution fees represents compensation for expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund making the payment, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other sales or promotional expense, including any compensation, paid to any securities dealer or others person who has incurred such expense pursuant to a Selling Agreement executed by such party and the Distributor.

     Section 2. No payments are to be made by the Trust or any Fund to finance or promote sales of shares other than pursuant to this Plan.

     Section 3. The Distributor shall prepare written reports to the Trust's board of trustees on a quarterly basis showing all amounts paid under this Plan and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the board of trustees of the Trust.

     Section 4. For each Fund, the Plan shall remain in effect until April 30, 1998 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the trustees of the Trust, including a majority of the non-interested trustees of each Trust who have no direct or indirect financial interest in the Plan or in any agreements related to the Plan, cast in person at a meeting called for such purpose.

     Section 5. So long as the Plan is in effect, nominees for election as non-interested trustees of each Trust listed in Schedule A shall be selected by the non-interested trustees as required by Rule 12b-1 under the Act.

     Section 6. The Plan may be terminated as to a Fund, without penalty, at any time by either a majority of the non-interested trustees of the applicable Trust or by a vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Underwriting Agreement with the Distributor. To the extent the Plan is terminated with respect to any particular fund or class, such termination will not affect the Plan with regard to any other fund or class unless specifically indicated.

     Section 7. As to any Fund, the Plan may not be amended to increase materially the amount authorized by this Plan to be spent for services described hereunder without approval by a majority of that Fund's outstanding voting securities, and all material amendments to the Plan shall be approved by a vote of a majority of the trustees of the Trust, including a majority of the non-interested trustees of the Trust who have no direct or indirect financial interest in the Plan, cast in person at a meeting called for such purpose.

     Section 8. Any obligation of any Trust hereunder shall be binding only upon the assets of the Trust (or the applicable Fund) and shall not be binding upon any trustee, officer, employee, agent, or shareholder of that Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this Plan on behalf of the Trust shall impose any liability upon any trustee or any shareholder.

     This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and the Distributor as evidenced by their execution hereof.

Dated as of  December 12, 1998

STEIN ROE ADVISOR TRUST   LIBERTY FINANCIAL INVESTMENTS, INC.

    GARY A. ANETSBERGER          THOMAS W. BUTCH
By: Gary A. Anetsberger     By:  Thomas W. Butch
    Senior Vice President        Senior Vice President

SCHEDULE A

Stein Roe Advisor Growth Stock Fund     Class A
                                        Class B
                                        Class C
                                        Class K

Stein Roe Advisor Growth & Income Fund  Class A
                                        Class B
                                        Class C
                                        Class K

Stein Roe Advisor Special Fund          Class A
                                        Class B
                                        Class C
                                        Class K

Stein Roe Advisor Young Investor Fund   Class A
                                        Class B
                                        Class C
                                        Class K

Stein Roe Intermediate Bond Fund        Class A
                                        Class B
                                        Class C
                                        Class K

Stein Roe Advisor High-Yield            Class A
Municipals Fund                         Class B
                                        Class C
                                        Class K

Stein Roe Retirement Investor Fund      Class A
                                        Class B
                                        Class C
                                        Class K